CONTACT:

Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Paul Henning
Cameron Associates (212) 554-5462
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA APPOINTS DR. PETER E. GREBOW TO ITS BOARD OF DIRECTORS

SAN ANTONIO, Texas, May 31, 2012 – GenSpera, Inc. (OTCBB:GNSZ) announced the appointment of Peter E. Grebow, Ph.D. to its Board of Directors. Dr. Grebow will be the company’s third independent director and will serve on the company’s (i) Audit Committee, (ii) Nominating and Corporate Governance Committee, and (iii) Leadership Development and Compensation Committee, of which he will chair the Nomination and Corporate Governance Committee. With the appointment of Dr. Grebow to the board and committees, GenSpera now meets NASDAQ’s corporate governance requirements with regard to director independence and committee composition.

Dr. Grebow, age 65, has had a 37-year career in the pharmaceutical industry. From 1991 to 2011, he held several key positions with the biopharmaceutical company, Cephalon, Inc. (now Teva Pharmaceuticals), most significantly, Senior Vice President Drug Development, Senior Vice president Business Development and Executive Vice President of Technical Operations. Over those twenty years, Dr. Grebow was part of the team guiding Cephalon’s growth from a company of 50 employees with no drugs in development or commercial products, to a worldwide enterprise with 3,500 employees and approximately $2.8 billion in sales. He also oversaw the development of ProvigilTM and other products for Cephalon.

Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., from 1988 to 1990.

Dr. Grebow is President of P.E. Grebow Consulting, Inc. which he founded in 2011. He has been a director of Optimer Pharmaceuticals (NASDAQ: OPTR) since February 2009, and a director of Q Holdings, Inc. since December 2011.

“Dr. Grebow’s experience and success in the growth of a company like Cephalon will be a tremendous resource to GenSpera as we progress in our clinical trial programs. He will provide valuable and practical counsel and will be a significant addition to our already strong Board of Directors,” said Craig Dionne, Ph.D., GenSpera CEO and President.

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that it believes have the potential to deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that appears to release the drug only within the tumor. Unlike standard cancer drugs, thapsigargin kills cells independently of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.

GenSpera’s prodrug platform is the subject of nine U.S. issued patents, with three additional US patent applications as well as one PCT application (subject to possible U.S. government rights and certain rights for use in research pending). Prodrug chemotherapy is a relatively new approach to cancer treatments. The prodrug cytotoxin is administered in an inactive form. GenSpera believes it becomes active only within the tumor. This treatment has the potential to avoid higher levels of toxicity to the rest of the body and the dangerous associated side effects, such as destruction of blood cells.

GenSpera is conducting a Phase Ib clinical trial targeting solid tumor cancers with its lead drug, G-202, at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University, the University of Wisconsin Carbone Cancer Center, and the Cancer Therapy and Research Center at the University of Texas Health Science Center in San Antonio. GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.

GenSpera’s pipeline of drugs also includes G-114, G-115 and G-301, which all directly target prostate cancer.

GenSpera owns and controls all rights to G-202, G-114, G-115, and G-301 and anticipates a strategic partnership to maximize the value of these drugs as they progress through future clinical trials. To date, GenSpera has generated no revenues from the sale of its products and has experienced substantial net operating losses.

For more information, please visit the Company’s website: www.genspera.com .

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause GenSpera's actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.

Forward-looking statements may not be realized due to a variety of factors, including, without limitation, GenSpera's ability to manage its business despite continuing operating losses and cash outflows, GenSpera's ability to obtain sufficient capital or a strategic business arrangement to fund its operations and expansion plans, GenSpera's ability to build the management and human resources and infrastructure necessary to support the growth of its business, competitive factors and developments beyond GenSpera's control, scientific and medical developments beyond GenSpera's control, limitations caused by government regulation of GenSpera's business, whether any of GenSpera's current or future patent applications result in issued patents and Genspera's ability to obtain and maintain other rights to technology required or desirable for the conduct of its business, whether any potential strategic benefits of various licensing transactions will be realized and whether any potential benefits from the acquisition of these new licensed technologies will be realized. All forward-looking statements attributable to GenSpera are expressly qualified in their entirety by these and other factors discussed in GenSpera's most recent Annual Report on Form 10-K. GenSpera undertakes no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date hereof, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws

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